Exhibit 5.1

November 4, 2005

Kenexa Corporation

650 East Swedesford Road

Wayne, Pennsylvania 19087

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of Kenexa Corporation, a Pennsylvania corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”).

The Registration Statement covers (i) up to 790,451 shares (the “2000 Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), for issuance under the Company’s 2000 Stock Option Plan (the “2000 Plan”) and (ii) up to 4,052,459 shares of Common Stock (the “2005 Shares”) for issuance pursuant to the Company’s 2005 Equity Incentive Plan (the “2005 Plan” and together with the 2000 Plan, the “Plans”).

We have examined the Registration Statement, including the exhibits thereto, the originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company as amended to date, the Plans and such other documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

Based on the foregoing, we are of the opinion that (i) the 2000 Shares, when issued and paid for in accordance with the 2000 Plan and any underlying award agreement or letters, and (ii) the 2005 Shares, when issued and paid for in accordance with the 2005 Plan and any underlying award agreement or letters, will be legally issued, fully paid and non-assessable.

We express no opinion herein as to the law of any state or jurisdiction other than the Commonwealth of Pennsylvania and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

As counsel to the Company, we have furnished this opinion letter in connection with the filing of the Registration Statement.

Sincerely, /s/ Pepper Hamilton LLP

PEPPER HAMILTON LLP